Exhibit 99.1
Investors & Reporters May Contact:
Joe Sorice
Sr. Manager, Investor Relations
(770) 418-8211
ir@asburyauto.com

Asbury Automotive Group Appoints New Director to Its Board
•Asbury appoints Christopher DiSantis to its Board of Directors effective March 1, 2026
•Philip Maritz notifies Board that he will not stand for re-election at the 2026 Annual Meeting

ATLANTA, GA. (February 4, 2026) — Asbury Automotive Group, Inc. (NYSE: ABG) (the “Company”), one of the largest automotive retail and service companies in the U.S., announced the appointment of Christopher DiSantis to its Board of Directors effective March 1, 2026. The Board has appointed Mr. DiSantis to the Audit Committee and the Compensation & Human Resources Committee, also effective March 1, 2026. Mr. DiSantis’s appointment brings the total number of directors to eleven, ten of whom are independent, including Mr. DiSantis. The Company also announced that long-time Board member Philip Maritz has notified the Board that he is not standing for re-election, and his term will end, at the Company’s 2026 Annual Meeting of Stockholders.
“We are thrilled to welcome Chris to the Board and we are fortunate to have him,” said Board Chair Tom Reddin. “Chris has demonstrated a consistent track record of creating value through both operational excellence and transformative growth strategies, operating in various industries including the automotive parts supply sector. We expect Chris to provide valuable strategic insights related to Company planning and operations.”
“Chris brings an added dimension,” said David Hult, Asbury’s President and Chief Executive Officer. “His value-creation experience demonstrated through repeated scaling, transformation, and performance improvement across complex operating environments will make us a stronger organization.”
Mr. DiSantis is a Partner at American Securities, a private equity firm he joined in 2019. He is a member of the Operating Committee and leads the Resources Group, which assists their portfolio companies in value creation and the implementation of their strategic agendas. During his time at American Securities, Mr. DiSantis has also served in interim leadership roles for several of their companies. Before joining American Securities, Mr. DiSantis served as CEO of Verso Corporation, a North American producer of paper, packaging, and pulp. Prior to Verso, Mr. DiSantis served as CEO of H-D Advanced Manufacturing, a diversified motion-control technology enterprise serving the aerospace and industrial markets; CEO of Latrobe Specialty Metals, Inc., a manufacturer of premium alloys; and President of Hawk Corporation, which designed, manufactured, and distributed precision-engineered components.
Mr. Maritz’ departure marks the end of an era. Among other endeavors, Mr. Maritz is a co-founder and President of Maritz, Wolff & Co., which manages the Hotel Equity Fund, a private equity investment fund that invests in luxury hotels and resorts; the founder and President of Maritz Properties, a commercial real estate development and investment firm; and the Managing Director of Broadreach Capital Partners, a private equity real estate investment fund and a member of the Council on Foreign Relations. Mr. Maritz was appointed to the Board in April 2002 shortly after Asbury became a publicly-held company. During his tenure on the Board, Mr. Maritz served as Chair of the Audit Committee, Chair of the Risk Management Committee, and Chair of the Governance & Nominating Committee. He currently serves as a member of the Capital Allocation & Risk Management Committee, the Governance & Nominating Committee, and the Executive Committee.
“Philip has been instrumental in helping to guide Asbury from its Initial Public Offering to $18 billion in revenue, a Fortune 500 company operating at over 170 dealership locations in 15 states, and which has been recognized by Forbes as one of America’s Most Successful Small-Cap Companies and by Newsweek as one of the World’s Most Trustworthy Companies,” said Mr. Hult.
“Philip’s contributions to Asbury during his tenure on the Board are a testament to his deep experience and sound judgment,” said Mr. Reddin. “Over the course of his almost 24 years as a Board member, Philip provided a rare blend of leadership, strategic insights and rigorous analytical inquiries, especially during pivotal moments in the Company’s history. The Board and the management team are deeply grateful for Philip’s many years of dedicated service and the lasting contributions he has made to Asbury’s success. He is our friend and he will be missed.”
“I am proud of what the Board has accomplished over the last two decades, and thankful to have been a part of that equation,” said Mr. Maritz. “I have every confidence that Asbury’s Board and management team are well-positioned to continue the Company’s mission to be the nation’s most-guest-centric automotive retailer. I wish my friends and colleagues at Asbury continued success.”
About Asbury Automotive Group, Inc.
Asbury Automotive Group, Inc. (NYSE: ABG), a Fortune 500 company headquartered in Atlanta, Georgia, is one of the largest automotive retailers in the U.S. In late 2020, Asbury embarked on a multi-year plan to increase revenue and profitability strategically through organic operations, acquisitive growth and innovative technologies, with its guest-centric approach as Asbury’s constant North Star. As of December 31, 2025, Asbury operated 171 new vehicle dealerships, consisting of 223 franchises and representing 36 domestic and foreign brands of vehicles. Asbury also operates Total Care Auto, Powered by Asbury, a leading provider of service contracts and other vehicle protection products, and 39 collision repair centers. Asbury offers an extensive range of automotive products and services, including new and used vehicles; parts and service, which includes vehicle repair and maintenance services, replacement parts and collision repair services; and finance and insurance products, including arranging vehicle financing through third parties and aftermarket products, such as extended service contracts, guaranteed asset protection debt cancellation, and prepaid maintenance. Asbury is recognized as one of America’s Fastest Growing Companies 2024 by the Financial Times, one of the World’s Most Trustworthy Companies 2024 and 2025 by Newsweek, and one of America’s Most Successful Small-Cap Companies by Forbes for 2026.
For additional information, visit www.asburyauto.com.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact. These statements are based on management's current expectations and beliefs and involve risks and uncertainties that may cause actual results to differ materially from those expressed or implied in our forward-looking statements, which risk factors are set forth in Asbury's filings with the U.S. Securities and Exchange Commission from time to time, including its most recent annual report on Form 10-K and any subsequently filed quarterly reports on Form 10-Q. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.